UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 3, 2009

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in its Charter)

MARYLAND	1-12504	95-4448705
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

401 Wilshire Boulevard, Suite 700, Santa Monica, California		90401
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (310) 394-6000

N/A

(Former Name or Former Address, if Changed Since Last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02             UNREGISTERED SALES OF EQUITY SECURITIES.

On September 3, 2009, The Macerich Partnership, L.P., the operating partnership of The Macerich Company (the “Company”), formed a joint venture with GI Partners whereby GI Partners acquired a 75% interest in FlatIron Crossing Mall and the Company received approximately $124 million in net cash proceeds for the overall transaction.  As part of this transaction, the Company issued three Warrants in favor of certain beneficial owners of GI Partners for an aggregate of 1,250,000 shares of Common Stock of the Company.  As required by generally accepted accounting principles, the Company allocated approximately $8 million of the net proceeds to the purchase price of the Warrants.  Each Warrant has a three year term and was immediately exercisable upon its issuance date of September 3, 2009.  Each Warrant has an exercise price of approximately $30.62 until September 3, 2011 and an exercise price of approximately $34.79 from September 4, 2011 until September 3, 2012, with such prices subject to anti-dilutive adjustments.  In addition, the Company has entered into registration rights agreements requiring the Company to provide certain registration rights regarding the shares of Common Stock underlying each Warrant.

The issuance of the Warrants was exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), pursuant to Section 4(2).  Each investor represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on September 4, 2009.

THE MACERICH COMPANY

By: THOMAS E. O’HERN

/s/ Thomas E. O’Hern
Senior Executive Vice President,
Chief Financial Officer
and Treasurer